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                                                                    EXHIBIT 99.1

                                                           August 1, 2005

                                                           FOR IMMEDIATE RELEASE

Contact:    Mr. William B. Ruger, Jr., Chairman  of the Board and
            Chief Executive Officer
            Mr. Stephen L. Sanetti, Vice Chairman and President
            Sturm, Ruger & Company, Inc.
            (203) 259-7843


               STURM, RUGER ANNOUNCES APPOINTMENT OF NEW DIRECTORS

SOUTHPORT, CONNECTICUT, August 1 - Sturm, Ruger & Company, Inc. (NYSE:RGR) announced today that its Board of Directors has voted to increase the number of Directors to eight and has elected Rear Admiral Joseph C. Strasser (USN, Ret.), and Mr. John A. Cosentino, Jr. as Directors of the Company, effective August 1, 2005.

      Rear Admiral Strasser is the Executive Director of the Naval War College Foundation and former President of the Naval War College. RADM Strasser is also a former Staff Officer to the Chief of Naval Operations, Executive Assistant to the Commander in Chief of the U.S. Pacific Command, and Executive Assistant to the Chairman of the Joint Chiefs of Staff. Mr. Cosentino is a partner of the Ironwood Manufacturing Fund, LP and Chairman of the Board of Simonds International, former Group Executive of the Danaher Corporation, former Vice President of Operations for the Stanley Works, and former President, North American Operations of Otis Elevator, a division of United Technologies Corporation.

      Company Chairman William B. Ruger, Jr. commented that "Messrs. Strasser and Cosentino bring valuable and diverse business experience to the Board. Their appointment as Directors will complement the already exceptional leadership skills of our Board as we guide the Company's future endeavors."



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      Sturm, Ruger was founded in 1949. Since 1950 it has never failed to show an annual profit and has never required financing from outside sources. The Company is the nation's leading manufacturer of high-quality firearms for recreation and law enforcement, and is a major producer of precision steel and investment castings components for consumer industries. Sturm, Ruger is headquartered in Southport, CT, with plants and foundries located in Newport, NH and Prescott, AZ.

                          STURM, RUGER & COMPANY, INC.
                     Arms Makers for Responsible Citizens(R)
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